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                    COMPENSATION OF NON-MANAGEMENT DIRECTORS

     Each member of the Board of Directors of International Shipholding Corporation who is not a member of management, other than Niels W. Johnsen, receives an annual fee of $25,000 per year plus $1,000 for each meeting of the Board or a committee thereof attended.